For Immediate Release	Kronos Contact:	Paul Lacy

(978) 947-4944

placy@kronos.com

KRONOS® REPORTS SECOND QUARTER FISCAL 2007 RESULTS

109th consecutive quarter of year-over-year revenue growth

80th consecutive quarter of profitability

CHELMSFORD, Mass., May 1, 2007 — Kronos® Incorporated (NasdaqGS: KRON) today reported the following results for the second quarter of Fiscal 2007:

•	Total revenue was $161.3 million, compared to $143.5 million for the same period a year ago, an increase of 12 percent.
•	GAAP net income was $8.9 million, or $0.28 per diluted share, compared to $9.9 million, or $0.31 per diluted share for the same period a year ago.
•

GAAP net income for the second quarter of Fiscal 2007 includes a charge of $2.3 million, or $0.05 per diluted share, for transaction costs related to the acquisition of Kronos by entities affiliated with Hellman & Friedman LLC, a private equity investment firm.

•	Non-cash charges — GAAP net income for the second quarter of Fiscal 2007 includes the following items:
-	A non-cash charge of $0.09 per diluted share for stock-based compensation, compared to $0.10 per diluted share in the second quarter of the prior year; and
-	A non-cash charge of $0.09 per diluted share for amortization of acquired intangibles, compared to $0.04 per diluted share in the second quarter of the prior year.
-	In total, these items reduced net income for the second quarter of Fiscal 2007 by $0.18 per diluted share, compared to $0.14 per diluted share for the second quarter of Fiscal 2006.

Following are the company’s results for the first six months of Fiscal 2007:

•	Total revenue was $310.0 million, compared to $271.5 million for the first six months of Fiscal 2006, an increase of 14 percent.
•	GAAP net income was $14.6 million, or $0.46 per diluted share, compared to $16.1 million, or $0.50 per diluted share for the first six months of Fiscal 2006.
•

GAAP net income for the first six months of Fiscal 2007 includes a charge of $2.3 million, or $0.05 per diluted share, for transaction costs related to the acquisition of Kronos by entities affiliated with Hellman & Friedman LLC, a private equity investment firm.

•	Non-cash charges — GAAP net income for the first six months of Fiscal 2007 includes the following items:
-	A non-cash charge of $0.19 per diluted share for stock-based compensation, compared to $0.18 per diluted share for the first six months of the prior year; and
-	A non-cash charge of $0.17 per diluted share for amortization of acquired intangibles, compared to $0.07 per diluted share for the first six months of the prior year.
-	In total, these items reduced net income for the first six months of Fiscal 2007 by $0.36 per diluted share, compared to $0.25 per diluted share for the first six months of Fiscal 2006.

“During the quarter, Kronos continued to execute well across the board, delivering strong results on both the top- and bottom-line,” said Kronos Chief Executive Officer Aron Ain. “Our strength in innovation and robust product and services portfolios continue to be instrumental to the company’s success, and most importantly, to the success of our customers. The growing spotlight on human capital management as a critical business process that can be optimized for competitive advantage is fueling interest in our market-leading solutions from organizations across a wide range of industries and geographies.”

Kronos’ second quarter Fiscal 2007 results mark the company’s 109th consecutive quarter of year-over-year revenue growth and 80th consecutive quarter of profitability, continuing one of the longest records of growth and profitability in the software industry (Note 1).

Deferred maintenance, deferred professional service, and deferred product revenue on the balance sheet at the end of the second quarter of Fiscal 2007 totaled $159.1 million. In addition to this deferred revenue, Kronos has a backlog of professional services engagements of approximately $65.0 million.

Cash flow from operations was $22.2 million in the second quarter of Fiscal 2007 and $52.4 million for the first six months of Fiscal 2007, compared to $21.3 million in the second quarter of Fiscal 2006 and $44.3 million for the first six months of Fiscal 2006. In the second quarter of Fiscal 2007, Kronos repurchased 71,714 shares of its common stock for $2.5 million. The company made payments on acquisitions of $0.4 million in the second quarter of Fiscal 2007 and $8.3 million for the first six months of Fiscal 2007. Kronos exited the quarter with $92.9 million in cash and investments and a revolving loan balance of $25.2 million.

Second Quarter Highlights

•

Global market leadership – Kronos continued to hire industry veterans to execute on its global expansion strategy, with the appointment of a general manager for India. In addition, the company plans to deliver the next major release of Workforce Central® in its third quarter. With this release, organizations will have the insight and information required to manage performance and effectively optimize a global workforce. The latest release will provide executives with even greater visibility into the workforce, enabling them to identify critical business issues and empowering them with tools to make informed decisions regarding their workforce.

•

Kronos for Manufacturing — Building on its history of being a leading provider of solutions to the manufacturing industry for nearly 30 years, the company launched Kronos for Manufacturing, a comprehensive offering of software and services designed to improve business productivity and profitability, increase resource utilization, and ensure compliance. This comprehensive, integrated suite addresses the challenges of managing the workforce in manufacturing with applications including time and labor, scheduling, absence management, analytics, labor tracking, and shop-floor data collection. The solution is supported by a focused team of manufacturing experts who deliver deep domain knowledge and industry best practices, which are critical to the successful implementation of continuous improvement projects such as Lean and Six Sigma.

•	Notable customer wins across diverse industries — Notable wins during the quarter included:
-

Family Dollar, one of the fastest growing discount chain stores in the United States, purchased Workforce Analytics™ to complement its existing Workforce Acquisition™ implementation. This retailer will utilize Kronos’ solutions to integrate and analyze its labor and sales data to identify contributing factors and trends over time with respect to candidate sourcing strategies, methods for retaining valued employees, and overall hiring activities.

-

The Victorian Department of Human Services in Australia selected Kronos for Healthcare to provide state-of-the-art workforce management solutions for Victoria’s $11 billion public health sector. The Victorian public health sector is a large, complex system with more than 105,000 employees in 14 metropolitan health services and five rural alliances, which represents more than 100 hospitals and approximately 800 primary health agencies. Kronos for Healthcare will enable healthcare professionals to adopt a centralized and standardized approach for managing a diverse and complex workforce, including automating and streamlining of workforce management processes to allow for a greater focus on providing quality patient care.

-

The Puerto Rico Department of Education (PRDE) became a new customer this quarter with the selection of Kronos’ time and labor solution for more than 75,000 school and administrative employees. The system will give PRDE an enterprise-wide view of its workforce, reduce costly payroll errors, and help it justify funding for federally-mandated programs. PRDE’s decision was based on Kronos’ market leadership position and high satisfaction among its customers in the government sector.

About Kronos Incorporated

Kronos Incorporated empowers organizations around the world to effectively manage their workforce. At Kronos, we are experts who are solely focused on delivering software and services that enable organizations to reduce costs, increase productivity, improve employee satisfaction, and ultimately enhance the level of service they provide. Kronos serves customers in more than 50 countries through its network of offices, subsidiaries, and distributors. Widely recognized as a market and thought leader in managing the workforce, Kronos has unrivaled reach with more than 30 million people using a Kronos solution every day. Learn more about Kronos at www.kronos.com.

Important Additional Information Will Be Filed With the SEC

In connection with the proposed merger, on April 10, 2007, Kronos filed a preliminary proxy statement with the Securities and Exchange Commission, or the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Investors and security holders will be able to obtain free copies of the definitive proxy statement, when available, and other documents filed with the SEC by Kronos through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement and other documents filed with the SEC from Kronos by contacting Kronos Investor Relations at 978-250-9800.

Kronos and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the merger agreement. Information regarding Kronos’ directors and executive officers is contained in Kronos’ Annual Report on Form 10-K for the year ended September 30, 2006, as amended, and its proxy statement dated January 19, 2007, which are filed with the SEC. As of February 28, 2007, Kronos’ directors and executive officers beneficially owned approximately 1,187,844 shares, or 3.6%, of Kronos’ common stock. You can obtain free copies of these documents from Kronos using the contact information set forth above. Additional information regarding interests of such participants is included in the preliminary proxy statement on file with the SEC and will be included in the definitive proxy statement when it becomes available.

Safe Harbor For Forward-Looking Statements

Statements in this press release regarding the proposed transaction between Hellman & Friedman and Kronos, the expected timetable for completing the transaction, and any other statements about Hellman & Friedman or Kronos management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that might cause such a difference include, but are not limited to: the ability of Kronos to obtain shareholder approval of the merger, the possibility that the merger will not close or that the closing will be delayed, and other events and factors disclosed previously and described in Kronos’ Annual Report on Form 10-K for the year ended September 30, 2006, as amended, and its Quarterly Report on Form 10-Q for the Quarter ended December 30, 2006. Kronos disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Note 1: Excluding a one-time special charge in the second quarter of Fiscal 2001.

###

© 2007 Kronos Incorporated. Kronos, Workforce Central, and the Kronos logo are registered trademarks, and Workforce Acquisition and Workforce Analytics are trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

KRONOS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
UNAUDITED

	Three Months Ended		Six Months Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
Net revenues:
Product	$57,371	$59,038	$109,558	$107,025
Maintenance	55,156	47,233	107,304	93,479
Professional services	37,546	37,252	71,348	70,962
Subscription	11,200	--	21,789	--

	161,273	143,523	309,999	271,466
Cost of sales:
Costs of product	12,399	14,883	24,326	25,469
Costs of maintenance	13,468	14,745	26,396	28,766
Costs of professional services	31,856	30,586	62,719	60,510
Costs of subscription	5,836	--	11,697	--

	63,559	60,214	125,138	114,745

Gross profit	97,714	83,309	184,861	156,721
Operating expenses and other income:
Sales and marketing	47,183	42,395	92,107	81,167
Engineering, research and development	18,130	13,910	36,054	26,923
General and administrative	14,882	12,105	28,841	24,082
Amortization of intangible assets	2,783	1,665	5,556	3,207
Transaction costs	2,297	--	2,297	--
Other income, net	(757)	(1,857)	(1,820)	(3,365)

	84,518	68,218	163,035	132,014
Income before income taxes	13,196	15,091	21,826	24,707
Provision for income taxes	4,253	5,237	7,188	8,629

Net income	$8,943	$9,854	$14,638	$16,078

Net income per common share:
Basic	$0.28	$0.31	$0.46	$0.50

Diluted	$0.28	$0.31	$0.46	$0.50

Weighted-average common shares outstanding:
Basic	31,839,985	31,919,542	31,796,844	31,854,544

Diluted	32,183,822	32,251,370	32,073,227	32,261,262

Stock-based compensation expense included in the above captions:
Costs of product	$92	$97	$187	$179
Costs of maintenance	602	540	1,197	1,014
Costs of professional services	337	426	722	771
Costs of subscription	8	--	15	--
Sales and marketing	1,375	1,400	2,874	2,656
Engineering, research and development	695	887	1,412	1,670
General and administrative	1,331	1,175	2,609	2,149

	$4,440	$4,525	$9,016	$8,439

Amortization of intangible assets included in the above captions:
Costs of product	$313	$201	$643	$400
Costs of subscription	1,091	--	2,182	--
Amortization of intangible assets	2,783	1,665	5,556	3,207

	$4,187	$1,866	$8,381	$3,607

KRONOS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
UNAUDITED

	March 31, 2007	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$40,755	$40,680
Marketable securities	50,085	62,770
Accounts receivable, less allowances of $9,070
at March 31, 2007 and $9,248 at September 30, 2006	111,266	123,537
Deferred income taxes	8,597	8,871
Other current assets	29,050	28,962

Total current assets	239,753	264,820
Marketable securities	2,036	13,192
Property, plant and equipment, net	69,804	69,867
Customer related intangible assets	70,967	72,853
Other intangible assets	41,476	43,568
Goodwill	248,575	241,654
Capitalized software, net	23,654	22,946
Other assets	18,519	18,852

Total assets	$714,784	$747,752

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,427	$11,025
Accrued compensation	48,350	48,768
Accrued expenses and other current liabilities	19,449	31,983
Deferred product revenues	2,795	2,950
Deferred professional service revenues	20,281	21,139
Deferred maintenance revenues	127,098	124,485

Total current liabilities	232,400	240,350
Deferred service revenues	8,888	7,990
Deferred income taxes	22,459	22,605
Notes payable, long-term	25,217	80,820
Other liabilities	7,906	7,855
Shareholders' equity:
Preferred Stock, par value $1.00 per share: authorized 1,000,000 shares,
no shares issued and outstanding	--	--
Common Stock, par value $.01 per share: authorized 50,000,000 shares, 32,210,652 and
31,846,620 shares issued at March 31, 2007 and September 30, 2006 respectively	322	318
Additional paid-in capital	81,287	65,473
Retained earnings	334,072	319,434
Accumulated other comprehensive income:
Foreign currency translation	2,276	3,086
Net unrealized (loss) on available-for-sale investments	(43)	(179)

	2,233	2,907
Total shareholders' equity	417,914	388,132

Total liabilities and shareholders' equity	$714,784	$747,752